UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Luther Burbank Corporation

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Better Together

The outstanding banking experience and relationships you’ve grown to rely on from Luther Burbank Savings will continue with that same level of commitment from WaFd Bank when the two banks merge together next year, pending regulatory and shareholder approval.

In the meantime, Luther Burbank Savings will continue to serve your banking needs like they always have. And when we come together, please know that we share many of the same values that brought you to Luther Burbank. We believe in growing bankers into experts, and understand that our highest priority is your long-term relationship with us. You’re not a number or a series of financial transactions. We’ve served our clients and communities for 105 years and continuously strive to be a bank with heart. Our motto as bankers is to “Love what you do and make a difference.”

We’d like to share our plans with you, so you know what to expect:

•	All Luther Burbank Savings branches will remain open to serve you.
•	All Luther Burbank branch staff will have the opportunity to continue with WaFd Bank.
•	Branch hours will not change.
•	All accounts will be separately insured by the FDIC for at least six months following the official merger date.
•	Certificate of Deposit rates will, of course, be honored for the current term of your agreement.

We use friendly, powerful technology to help simplify your banking:

•	Modern online banking with categorized spending, budgeting, bill pay, external transfers and Zelle person-to-person payments.
•	The WaFd Bank mobile app, with mobile deposit, has a 4.8 Apple store rating.

•	Voice authenticated banking to check your balance from your phone, even without our mobile app.
•	24 hour support from our Client Care Center at 1-800-324-9375.

•	Offices across 9 western states to serve you.

Some of the accolades WaFd Bank has received:

•	Voted one of America’s Best Big Banks by Newsweek in 2021, 2022 and 2023.

•	Named to Forbes Best Banks in America in 2021 and 2022.

•	Named to Forbes Best Mid-Size Employer list in 2022.

•	One of the highest customer survey scores in the banking industry.

Community Investments:

•	$200 million in contributions toward community development lending and affordable housing investments in 2022.

•	$6 million in Foundation giving to non-profit organizations in our local communities.

Just like Luther Burbank Savings, we strive to be an employer of choice:

We invite you to watch the stories of some of our veteran bankers to get a feel for the banking family you are joining. Scan the QR code or visit wafdbank.com/careers to watch.

We look forward to serving you and continuing to nurture and build solid banking relationships. We’re happy to meet you.